Exhibit 99.1

Evolution Petroleum Reports Fourth Quarter and Fiscal 2021 Results and Increases Quarterly Dividend

HOUSTON, TX / ACCESSWIRE / September 13, 2021 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") today announced financial and operating highlights for its fiscal year ended June 30, 2021. Evolution also provided its expected capital spending outlook for the fiscal year ending June 30, 2022 and announced its quarterly dividend payable September 30, 2021.

Key Highlights:

•Produced 4,378 net barrels of oil equivalent per day ("BOEPD") during the current quarter, up 156% over the prior quarter due to the production benefit from the Barnett Shale acquisition;
•Delivered current quarter net income of $2.2 million, or $0.07 per diluted share, compared to $1.2 million, or $0.04 per diluted share, in the prior quarter;
•Generated current quarter Adjusted EBITDA(1) of $4.7 million compared to $2.5 million in the prior quarter;
•Increased dividend by 50% over the prior quarter by declaring a $0.075 per common share dividend for the first fiscal quarter of 2022 payable on September 30, 2021;
•Closed the acquisition of 79 BCFE of non-operated, long-life liquids rich natural gas assets in the Barnett Shale for $18.3 million, net of preliminary purchase price adjustments, on May 7, 2021;
•Funded all operations, development capital expenditures, and dividends out of operating cash flow;
•Returned $4.3 million in cash dividends to shareholders in fiscal 2021 and paid the Company’s 31st consecutive quarterly dividend in the fourth quarter;
•Increased fiscal year-end proved reserves to 23.4 million barrels of oil equivalent (“MMBOE”), up 129% from 10.2 MMBOE at fiscal year-end 2020;
•Maintained strong balance sheet with no net debt(2) and $5.3 million of cash.

(1) Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure; see “Non-GAAP Information” section later in this release for more information including reconciliations to the most comparable GAAP measures.

(2) Net debt represents the Company’s outstanding debt of $4 million less cash and cash equivalents balance of $5.3 million as of June 30, 2021.

Jason Brown, President and Chief Executive Officer, commented, “We are very pleased with how the Company has positively responded to the extraordinarily volatile market over the past year and a half. Despite these challenges, we continued our focus on delivering cash dividends to shareholders. We have now paid almost $75 million in cash dividends since inception of the dividend program in December 2013. We have diversified and substantially enhanced our assets by completing the acquisition of a non-operated ownership interest in Barnett Shale natural gas assets in May 2021. Strong operating results, improved commodity prices, and the acquired production volumes have allowed us to increase our quarterly dividend by 50% as of the September 30, 2021 payment. Additionally, we more than doubled our fiscal 2020 year-end proved reserves from 10.2 MMBOE to 23.4 MMBOE which has extended our ability to support the higher dividend rate for years.”

Mr. Brown concluded, “As we look to the future, we expect to continue to benefit from the improved price environment, particularly for natural gas, as we generate strong cash flow from our newly diversified portfolio and continue to pay out meaningful dividends to our shareholders. With this second acquisition, we have shown our ability to execute on accretive acquisitions, and we continue to evaluate additional opportunities to further grow our asset base and reserves.”

Financial and Operational Results for the Quarter Ended June 30, 2021

Evolution reported total revenue for the fourth quarter of $13.7 million. Oil revenue increased 20% to $8.5 million from the prior quarter primarily due to a 16% increase in commodity price. Natural gas liquids (“NGLs”) revenue increased 362% to $2.6 million due to inclusion of approximately two months of results from the Barnett Shale asset acquisition as well as a cessation of capital recovery charges at Delhi. Natural gas revenue was $2.6 million compared to insignificant revenues in the prior quarter, with the increase also driven by inclusion of approximately two months of results from the Barnett Shale asset acquisition.

Total production for the fourth quarter was 4,378 BOEPD, an increase of 156% over the prior quarter due primarily to the Barnett Shale acquisition. Fourth quarter production was comprised of 1,498 barrels per day ("BOPD") of oil, 1,116 BOEPD of NGLs and 1,764 BOEPD of natural gas.

Production costs increased to $7.6 million from $3.6 million in the prior quarter driven by the Barnett Shale acquisition and increased CO2 costs. At Delhi, CO2 purchases are contributing to the increase in costs as the CO2 purchase price is based on oil price. Despite these increases, production costs per BOE decreased 19% to $19.02. The newly acquired Barnett Shale assets have driven down the cost per BOE significantly due to the lower cost nature of the natural gas wells.

Depletion, depreciation, and amortization (“DD&A”) expense increased 24% to $1.3 million quarter-over-quarter due to the increase in production during the current quarter primarily attributable to the Barnett Shale acquisition. On a per BOE basis, the Company’s DD&A rate decreased to $3.13, or 53%, compared to the prior quarter. This decrease on a per BOE basis is driven by the 129% increase in proved reserves with the closing of the Barnett Shale acquisition.

The Company's general and administrative ("G&A") expenses were $1.8 million for the quarter, a decrease of 2%, from the prior quarter. The decrease in G&A was primarily due to acquisition-related legal and tax expenses incurred in the prior quarter.

Net income for the quarter was $2.2 million, or $0.07 per diluted share, compared to $1.2 million, or $0.04 per diluted share in the prior quarter. This increase was primarily driven by an increase in income from operations of $1.6 related to the Barnett Shale asset acquired during the current quarter.

Financial and Operational Results for Fiscal Year 2021

Total revenues for the year increased by 11% year-over-year to $32.7 million. Oil revenues decreased to $26.4 million, or 8% compared to the prior year, as the Company’s oil production declined 13% while the average realized price per barrel increased 6%. NGL revenues increased to $3.7 million, or 260% as compared to the prior year, as the Company’s NGL production increased 62% primarily due to the Barnett Shale acquisition and the average realized price increased 123%. Natural gas revenues were minimal in fiscal 2020 and significantly increased in fiscal 2021 to $2.6 million due to the inclusion of approximately two months contribution from Barnett Shale acquisition.

Total production for fiscal 2021 was 2,430 BOEPD an increase of 20% year-over-year. Fiscal 2021 production was comprised of 1,520 BOPD of oil, 470 BOEPD of NGLs and 440 BOEPD of natural gas. The increase in production from the prior year was primarily due to the acquisition of the Barnett Shale assets and strong base performance at Hamilton Dome.

Production costs for the year totaled $16.6 million compared to $13.5 million in the prior year. The increase in total production costs was primarily due to a full year of production costs at Hamilton Dome field in fiscal 2021 compared to eight months of production costs in fiscal 2020 following the acquisition in November 2019, and the acquisition of the Barnett Shale assets in the fourth quarter of fiscal 2021. Production costs per BOE for the year were $18.70 per BOE compared to $18.13 per BOE in the prior year. The increase in production costs per BOE was primarily due to the decrease in production at Delhi during the current year.

DD&A expense decreased 10% to $5.2 million for fiscal 2021 compared to $5.8 million for fiscal 2020. On a per BOE basis, the Company’s DD&A rate per BOE decreased 26%, compared to the prior year. This decrease on a per BOE basis is driven by the 129% increase in proved reserves due to the closing of the Barnett Shale acquisition.

Total G&A for fiscal 2021 increased $1.5 million, or 28%, to $6.8 million from the prior year. The increase is primarily due to higher legal and professional fees of $0.8 million related to consulting on various potential business transactions, an increase in accrued bonus expense of $0.5 million and an increase in salaries of $0.2 million due to additional employees.

The Company reported a net loss for the year ended June 30, 2021 of $16.4 million, or $(0.49) per diluted share, compared to net income of $5.9 million, or $0.18 per diluted share in the prior fiscal year, primarily driven by $24.8 million in pre-tax proved property impairments in the current year. The impairments were a result of extremely low commodity prices during the fourth quarter of fiscal 2020 that temporarily and severely reduced the carrying value of our reserves. In addition, Evolution’s income tax provision benefit increased primarily due to a pre-tax loss in the current period compared to pre-tax income in the prior year. During the fiscal year 2020, the Company recorded a $2.8 million income tax benefit related to Enhanced Oil Recovery credits claimed on income tax returns for fiscal 2019, 2018 and 2017.

Operations Update

Net production at Delhi in the current quarter was 121,911 BOE, a 3% increase compared to 118,558 BOE in the prior quarter. Oil production was significantly impacted by materially lower CO2 purchases when the CO2 purchase pipeline, upstream of Delhi field, was shut-in for repairs in late February until October 2020 when limited purchases were resumed. The loss of CO2 purchases, coupled with the decline in oil prices, led to the operator electing to freeze non-essential capital projects through the end of calendar year 2020. During the fourth quarter of fiscal 2021, the operator resumed limited capital conformance projects within the field.

The average oil price realized by Evolution at the Delhi field during the fourth quarter of fiscal 2021 was $64.68 compared to $56.02 during the previous quarter, an increase of 15%. The average NGL price was $28.69 per barrel compared to $26.00 during the previous quarter, an increase of 10%.

Hamilton Dome production volumes increased 4% to 36,453 Bbls in the current quarter compared to 35,179 Bbls in the prior quarter due to the operator restoring previously shut-in production and maintenance within the field. There were limited capital expenditures in the field during fiscal 2021 primarily as a result of the decrease in oil prices. Most projects in the field focused on maintenance or restoring shut-in production.

The average oil price realized by Evolution at Hamilton Dome during the fourth quarter was $55.93 compared to $46.61 during the previous quarter, an increase of 20%. Production from this field is transported by pipeline to customers and is priced on the Western Canadian Select index, which generally trades at a discount to WTI.

Net production at Barnett Shale was 240,009 BOE for the current quarter. Blackbeard Operating, the primary Barnett Shale operator, has yet to formalize a budget through 2022, as they sold their interests to Diversified Energy Company in July 2021.

Barnett Shale Acquisition

On May 7, 2021, the Company closed on substantially all of the previously announced acquisition of non-operated oil and natural gas assets in the Barnett Shale for $18.3 million, net of preliminary purchase price adjustments. A portion of the non-operated dry gas working interests were excluded from the transaction due to potential title defects that the seller was unable to timely cure. Upon resolution of the potential title defects, Evolution may elect to purchase those interests at a mutually agreed upon price.

Total Reserves Summary

	As of June 30, 2021
	Oil	NGL	Natural Gas	Equivalent
	MBO	MBL	MMcf	MBOE*

Proved Developed Producing	6,815	6,663	48,571	21,573	92%
Proved Undeveloped	1,605	208	—	1,813	8%
Total Proved	8,420	6,871	48,571	23,386	100%

Probable Developed Producing	2,052	743	—	2,795	85%
Probable Undeveloped	489	—	—	489	15%
Total Probable**	2,541	743	—	3,284	100%

Possible Developed Producing	2,251	314	—	2,565	91%
Possible Undeveloped	255	—	—	255	9%
Total Possible**	2,506	314	—	2,820	100%

* Equivalent reserves based on a ratio of 6 Mcf of natural gas to 1 Bbl of oil.
** Read the section captioned "Cautionary Statement" later in this release addressing reserves.

Proved Reserves

The Company's year ended June 30, 2021 SEC proved reserves were 23.4 MMBOE, up from 10.2 MMBOE at year ended June 30, 2020. Although both Delhi and Hamilton Dome had positive revisions net of production, the majority of the increase was due to the acquisition of non-operated interests in the Barnett Shale in May 2021 that added 48.6 Bcf of natural gas, 4.9 MMBL of natural gas liquids, and 0.1 MMBO of oil proved reserves (13.1 MMBOE).

The SEC pricing (twelve-month first day of the month average realized prices) used in the report for the year ended June 30, 2021 was $49.72 per Bbl and $2.46 per Mcf of natural gas. For fiscal year ended June 30, 2020, SEC average realized prices were $47.37 per Bbl and $2.12 per Mcf of natural gas. For comparison, the twelve-month average forward prices for WTI oil and NYMEX gas are $66.19 and $4.41, respectively, as of September 9, 2021.

For SEC proved reserves for the year ended June 30, 2021, approximately 65% were liquids (36% crude oil and 29% NGLs) and 35% natural gas. At fiscal year-end, approximately 92% of proved reserves were classified as proved developed producing and 8% as proved undeveloped.

Probable and Possible Reserves

The probable and possible reserves are categories that represent potential recoveries from the CO2 flood developed in the Delhi Field greater than those included in the proved reserves. Consequently, while the probable and possible reserves are 85% and 91% developed, respectively, and require de minimis capital expenditures, they remain less certain of attainment and have more risk of recovery than proved reserves and should not be aggregated with other categories. These categories of reserves reflect the incremental reserves associated with different engineering assumptions with respect to the percentage of original oil in place that can be recovered through CO2 enhanced oil recovery. Probable and possible reserves decreased approximately 1% and 8%, respectively, from the prior year primarily due to the movement of probable and possible reserves to the proved reserves category as a result of a positive change to the proved reserves life at Delhi.

Cash Dividend on Common Stock

In conjunction with the closing of the acquisition of the non-operated oil and natural gas assets in the Barnett Shale and the continuing improvement in commodity prices, the Board of Directors declared an increased quarterly cash dividend payable June 30, 2021 of $0.05 per share of common stock, which represents a 67% increase from the prior quarter rate of $0.03 per share of common stock. The increased dividend was paid to common stockholders of record on June 16, 2021. This was the 31st consecutive quarterly cash dividend on the common stock paid by the Company since the quarter ended December 31, 2013. To date, the Company has paid over $74.5 million, or $2.26 per share, back to stockholders as cash dividends. Maintaining and ultimately growing the common stock dividend remains a priority for the Company.

For the first quarter of fiscal 2022, the Board of Directors declared a cash dividend of $0.075 per share of common stock. The dividend will be paid on September 30, 2021 to common stockholders of record on September 20, 2021. Including this upcoming dividend, Evolution will have paid over $77 million, or $2.34 per share, to stockholders as cash dividends.

Liquidity, Capital Spending and Fiscal 2022 Capital Budget

At June 30, 2021, cash and cash equivalents totaled $5.3 million after paying out $1.6 million in dividends in the fourth quarter. In addition, the Company has a senior secured reserve-based credit facility with a maximum capacity of $50 million subject to a current borrowing base of $30 million. The current $30 million borrowing base does not include any impacts from the Barnett Shale acquisition. There are $4 million in borrowings outstanding under the facility, which matures on April 9, 2024. Total liquidity was $31.3 million as of June 30, 2021.

Working capital decreased $8.6 million from the prior quarter to $11.5 million compared to $20.1 million at March 31, 2021. This decrease is primarily attributable to the Barnett Shale acquisition, which had a purchase price of $18.3 million, net of preliminary purchase price adjustments, partially offset by operating cash flow.

For the three months ended June 30, 2021, Evolution invested $16.4 million in capital expenditures, consisting of $16.0 million for the acquisition of the Barnett Shale assets and $0.4 million for Delhi field capital maintenance and plugging activities. The Company paid a $2.3 million deposit on the acquisition in the third quarter of fiscal 2021. For the year ended June 30, 2021, Evolution invested $18.8 million in capital projects consisting of $18.3 million for the acquisition of the Barnett Shale assets, and $0.5 million at Delhi field, primarily for plugging costs and capital conformance work.

Based on discussions with the Delhi and Hamilton Dome operators, the Company expects to continue conformance workover projects and will likely incur additional maintenance capital expenditures as oil prices remain strong. The Hamilton Dome operator has restored the majority of volumes shut-in during the low oil price conditions during calendar 2020; future reactivations will be considered based on commodity prices. For fiscal 2022, based on discussions with the operators, the Company's total capital expenditures for Delhi and Hamilton Dome are expected to be in the range of $1.0 million to $2.0 million, primarily consisting of conformance workover and maintenance capital projects. We expect the Phase V expansion of Delhi to commence in fiscal 2023, however the timing is dependent on the field operator's available funds, capital spending plans, and priorities within its portfolio of properties. As mentioned above, a capital spending program has not yet been established for the Barnett Shale properties.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Tuesday, September 14, 2021 at 2:00 p.m. Eastern (1:00 p.m. Central) to discuss results. To access the call, please dial 1-844-369-8770 (Toll-free US and

Canada) or 1-862-298-0840 (Toll International). To listen live via webcast over the internet, go to http://www.webcaster4.com/Webcast/Page/2188/42587. A replay will be available two hours after the end of the conference call through December 13, 2021 and will be accessible by calling 1-877-481-4010 (United States & Canada); 919-882-2331 (International) with the replay pin number of 42587.

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and natural gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and natural gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and natural gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Our largest assets are our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field, our interest in a secondary recovery project in Wyoming's Hamilton Dome field, and our recently acquired interests in the Barnett Shale in Texas. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.EvolutionPetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Our reserves as of June 30, 2021 were estimated by DeGolyer & MacNaughton, a global independent reservoir engineering firm. All reserve estimates are continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors. The SEC's current rules allow oil and natural gas companies to disclose not only Proved reserves, but also Probable and Possible reserves that meet the SEC's definitions of such terms. Estimates of Probable and Possible reserves by their nature are much more speculative than estimates of Proved reserves. These non-proved reserve categories are subject to greater uncertainties and the likelihood of recovering those reserves is subject to substantially greater risk. When estimating the amount of oil, natural gas, and natural gas liquids recoverable from a particular reservoir, Probable reserves are those additional reserves that are less certain to be recovered than Proved reserves but which, together with Proved reserves, are as likely as not to be recovered, generally described as having a 50% probability of recovery. Possible reserves are even less certain and generally require only a 10% or greater probability of being recovered. These three reserve categories have not been adjusted to different levels of recovery risk among these categories and are therefore not comparable and are not meaningfully combined.

Company Contacts:
Jason Brown, President & CEO
Ryan Stash, SVP & CFO
(713) 935-0122
JBrown@evolutionpetroleum.com
RStash@evolutionpetroleum.com

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
Revenues
Oil	$8,492,223	$3,297,315	$7,076,965	$26,411,132	$28,578,879
Natural gas liquids	2,582,610	55,295	558,642	3,662,478	1,018,349
Natural gas	2,628,245	237	141	2,628,744	2,068
Total revenues	13,703,078	3,352,847	7,635,748	32,702,354	29,599,296
Operating costs
Lease operating costs	7,577,204	2,285,264	3,606,511	16,587,052	13,505,502
Depreciation, depletion, and amortization	1,326,603	1,451,214	1,070,967	5,166,626	5,761,498
Impairment of proved property	—	—	—	24,792,079	—
Impairment of Well Lift Inc. - related assets	—	—	146,051	146,051	—
Net loss on derivative contracts	—	1,383,204	—	614,645	1,383,204
General and administrative expenses*	1,798,521	1,019,329	1,831,614	6,754,532	5,259,659
Total operating costs	10,702,328	6,139,011	6,655,143	54,060,985	25,909,863
Income (loss) from operations	3,000,750	(2,786,164)	980,605	(21,358,631)	3,689,433
Other
Interest and other income	4,535	17,162	9,223	39,401	177,418
Interest expense	(42,625)	(23,018)	(18,686)	(102,965)	(110,775)
Income (loss) before income tax provision	2,962,660	(2,792,020)	971,142	(21,422,195)	3,756,076
Income tax expense (benefit)	746,440	(461,195)	(219,859)	(4,984,261)	(2,180,996)
Net income (loss) attributable to common shareholders	$2,216,220	$(2,330,825)	$1,191,001	$(16,437,934)	$5,937,072
Earnings (loss) per common share
Basic	$0.07	$(0.07)	$0.04	$(0.49)	$0.18
Diluted	$0.07	$(0.07)	$0.04	$(0.49)	$0.18
Weighted average number of common shares outstanding
Basic	33,510,337	32,956,469	33,106,885	33,263,701	33,031,149
Diluted	33,510,337	32,956,469	33,106,885	33,263,701	33,033,091

* For the three months ended June 30, 2021 and 2020, non-cash stock-based compensation expenses were $319,591 and $358,869, respectively. For the year ended June 30, 2021 and 2020, non-cash stock-based compensation expenses were 1,257,684 and 1,285,663 respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	June 30, 2021	June 30, 2020
Assets
Current assets
Cash and cash equivalents	$5,276,510	$19,662,528
Receivables from oil and gas sales	8,686,967	1,919,213
Receivables for federal and state income tax refunds	3,107,638	3,243,271
Prepaid expenses and other current assets	1,037,259	491,686
Total current assets	18,108,374	25,316,698
Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties—full-cost method of accounting, of which none were excluded from amortization	58,515,860	66,512,281
Other property and equipment, net	10,639	17,639
Total property and equipment, net	58,526,499	66,529,920
Other assets, net	70,789	291,618
Total assets	$76,705,662	$92,138,236
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,609,367	$1,471,679
Accrued liabilities and other	947,045	716,648
Derivative contract liabilities	—	1,911,343
State and federal taxes payable	37,748	179,189
Total current liabilities	6,594,160	4,278,859
Long term liabilities
Senior secured credit facility	4,000,000	—
Deferred income taxes	5,957,202	11,061,023
Asset retirement obligations	5,538,752	2,588,894
Operating lease liability	20,745	84,978
Total liabilities	22,110,859	18,013,754
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,514,952 and 32,956,469 shares as of June 30, 2021 and 2020, respectively	33,515	32,956
Additional paid-in capital	42,541,224	41,291,446
Retained earnings	12,020,064	32,800,080
Total stockholders' equity	54,594,803	74,124,482
Total liabilities and stockholders' equity	$76,705,662	$92,138,236

Evolution Petroleum Corporation and Subsidiaries
Non-GAAP Reconciliation - Adjusted EBITDA
(Unaudited)

Adjusted EBITDA is a non‑GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

The Company defines Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization (DD&A), stock-based compensation, other amortization and accretion, ceiling test impairment and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-cash expense (income) items.

	Three Months Ended		Year Ended
	June 30,	March 31,	June 30,
	2021	2021	2021	2020
Net income (loss)	$2,216,220	$1,191,001	$(16,437,934)	$5,937,072
Adjusted by:
Interest expense	42,625	14,375	91,076	110,775
Income tax expense (benefit)	746,440	(219,859)	(4,984,261)	(2,180,996)
DD&A	1,326,603	1,070,967	5,166,626	5,761,498
Stock-based compensation	319,591	320,236	1,257,684	1,285,663
Other amortization and accretion	10,868	(449)	10,316	24,627
Impairments	—	146,051	24,938,130	—
Unrealized loss (gain) on derivatives	—	—	(1,911,343)	1,911,343
Other non-cash income	—	—	(11,612)	—
Adjusted EBITDA	$4,662,347	$2,522,322	$8,118,682	$12,849,982

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Year Ended June 30,
	2021	2020
Cash flows from operating activities
Net income (loss) attributable to common shareholders	$(16,437,934)	$5,937,072
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	5,166,626	5,761,498
Impairment of proved property	24,792,079	—
Impairment of Well Lift Inc. - related assets	146,051	—
Stock-based compensation	1,257,684	1,285,663
Settlement of asset retirement obligations	(101,311)	(76,832)
Deferred income taxes	(5,103,821)	(261,668)
Net loss on derivative contracts	614,645	1,383,204
Payments received (paid) for derivative settlements	(2,791,176)	793,327
Other	10,316	39,783

Changes in operating assets and liabilities:
Receivables	(6,632,121)	(1,994,368)
Prepaid expenses and other current assets	(545,573)	(33,408)
Accounts payable and accrued expenses	4,498,801	(486,010)
Income taxes payable	(141,441)	48,390
Net cash provided by operating activities	4,732,825	12,396,651
Cash flows from investing activities
Acquisition of oil and gas properties	(18,297,013)	(9,337,716)
Development of oil and natural gas properties	(472,401)	(1,724,829)
Capital expenditures for other property and equipment	—	—
Other assets	—	—
Net cash used by investing activities	(18,769,414)	(11,062,545)
Cash flows from financing activities
Common share repurchases, including shares surrendered for tax withholding	(7,347)	(2,483,357)
Common stock dividends paid	(4,342,082)	(10,740,754)
Borrowings under credit facility	7,000,000	—
Repayments of credit facility	(3,000,000)	—
Net cash provided by (used in) financing activities	(349,429)	(13,224,111)
Net decrease in cash, cash equivalents, and restricted cash	(14,386,018)	(11,890,005)
Cash, cash equivalents, and restricted cash, beginning of year	19,662,528	31,552,533
Cash, cash equivalents, and restricted cash, end of year *	$5,276,510	$19,662,528
* Neither annual period had any restricted cash balances.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended			Year Ended June 30,
	June 30, 2021	June 30, 2020	March 31, 2021	2021	2020
Oil and gas production:
Crude oil revenues	$8,492,223	$3,297,315	$7,076,965	$26,411,132	$28,578,879
NGL revenues	2,582,610	55,295	558,642	3,662,478	1,018,349
Natural gas revenues	2,628,245	237	141	2,628,744	2,068
Total revenues	$13,703,078	$3,352,847	$7,635,748	$32,702,354	$29,599,296

Crude oil volumes (Bbl)	136,301	148,339	132,230	554,888	638,464
NGL volumes (Bbl)	101,535	26,177	21,497	171,451	106,159
Natural gas volumes (Mcf)	963,221	152	60	963,496	1,087
Equivalent volumes (BOE)	398,373	174,541	153,737	886,922	744,804

Crude oil (BOPD, net)	1,498	1,630	1,469	1,520	1,744
NGLs (BOEPD, net)	1,116	288	239	470	290
Natural gas (BOEPD, net)	1,764	—	—	440	—
Equivalent volumes (BOEPD, net)	4,378	1,918	1,708	2,430	2,034

Crude oil price per Bbl	$62.30	$22.23	$53.52	$47.60	$44.76
NGL price per Bbl	25.44	2.11	25.99	21.36	9.59
Natural gas price per Mcf	2.73	1.56	2.35	2.73	1.90
Equivalent price per BOE	$34.40	$19.21	$49.67	$36.87	$39.74

CO2 costs	$1,455,780	$—	$985,931	$3,061,598	$3,501,507
All other lease operating expenses (a)	6,121,424	2,285,264	2,620,580	13,525,454	10,003,995
Production costs	$7,577,204	$2,285,264	$3,606,511	$16,587,052	$13,505,502

CO2 cost per BOE	$3.65	$—	$6.41	$3.45	$4.70
All other production costs per BOE	15.37	13.09	17.05	$15.25	$13.43
Production costs per BOE	$19.02	$13.09	$23.46	$18.70	$18.13

CO2 volumes (Mcf, gross)	7,468,100	—	5,809,362	17,958,532	19,008,201
CO2 volumes (MMcf per day, gross)	82	—	65	49	52

DD&A of proved oil and gas properties	$1,247,659	$1,403,361	$1,020,810	$4,901,969	$5,592,651
Depreciation of other property and equipment	1,570	1,810	1,810	7,000	8,779
Amortization of intangibles	—	3,391	3,391	47,474	13,564
Accretion of asset retirement obligations	77,373	42,652	44,956	210,182	146,504
Total DD&A	$1,326,602	$1,451,214	$1,070,967	$5,166,625	$5,761,498

Oil and gas DD&A per BOE	$3.13	$8.04	$6.64	$5.53	$7.51